Exhibit 99.1

PRESS RELEASE

	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

CARRIAGE SERVICES REPORTS SECOND QUARTER RESULTS

Year to Date Senior Debt Reduction totals $13.1 million

Company Reaffirms 2004 Estimates

August 11, 2004 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the three- and six-month periods ended June 30, 2004.  Results for the second quarter 2004 versus management’s previous estimates were as follows:

•                  Revenues of $38.2 million compared to previous estimate of $36 to $38 million

•                  EBITDA of $9.5 million compared to previous estimate of $8 to $10 million

•                  GAAP diluted EPS loss of ($0.03), primarily because of impairment charges, compared to earnings of $0.13 per share for second quarter of 2003 which benefited from gains on sales of assets

•                  Earnings of $0.07 per share excluding gains and impairments compared to previous estimates of $0.07 to $0.10 and compared to $0.10 for second quarter of 2003

•                  Reconciliations of EBITDA and other non-GAAP financial measures are located at the end of this press release

“While our revenues and earnings, excluding the loss from discontinued operations, were within our previous expectations, we still have opportunity for significant operational improvement,” stated Melvin C. Payne, Chairman and Chief Executive Officer. “As we have stated for the past several years, we are focused more on the long term than on the short term and we are seeing progress in attracting high quality personnel, more effectively marketing our services and managing costs within the framework of our new operating standards. This progress did not have a notable impact on earnings this quarter but is expected to during the latter part of 2004 and into 2005. Moreover, a significant portion of the lower earnings in the second quarter of 2004, excluding discontinued operations, compared to the prior year quarter related to a charge for property taxes of $0.6 million, equal to $0.02 per share, for a retroactive revaluation of certain funeral and cemetery properties. On a more positive note, we are very pleased with the cash flow generated and the reduction of our senior debt during the second quarter.”

Carriage generated free cash flow of $7.4 million and paid down senior debt by $7.9 million during the second quarter of 2004. Carriage defines free cash flow as cash flow provided by operating activities, including the benefit of deferring interest payments on the convertible junior subordinated debentures, less all capital expenditures. Carriage’s senior debt, excluding the $93.8 million in convertible junior subordinated debentures that are payable to the Company’s affiliated trust, totaled $121.3 million at June 30, 2004, compared to $135.5 million at December 31, 2003, a reduction of 10.5 percent.

In the second quarter of 2004, the Company identified three funeral home businesses that will be sold. Unique circumstances that developed during the second quarter influenced decisions to sell rather than continue to operate the three businesses.  Management compared the Company’s investment in each of these businesses to the estimated fair market value and recorded impairment charges totaling $3.1 million related to two of the businesses.  As a result of the decision to sell the three businesses, we are presenting on a comparative basis the operating results and the impairment charges in the discontinued operations section of Carriage’s income statement. Likewise, the operating results and gains or losses from businesses sold in the prior year have been similarly reported for comparability. The impact of previous sales of businesses were not considered material.

During July 2004, the Company closed on the sales of two of the three funeral home businesses which generated net cash proceeds totaling $2.5 million and a gain of approximately $1.0 million.

On a year-to-date basis, earnings excluding gains and impairment charges total $0.24 per diluted share compared to $0.24 per diluted share for the six months ended June 30, 2003. Earnings including gains and impairment charges total $0.14 per diluted share compared to $0.25 per diluted share for the six months ended June 30, 2003. The decrease was attributable primarily to the impairment charges recorded in the second quarter, equal to $0.12 per diluted share.

Funeral Operations

Key indicators and financial results for Carriage’s funeral operations, including businesses to be sold that contributed $0.5 million in revenues and $0.1 million in gross profit, for the second quarter of 2004 when compared to the same period last year are as follows:

•                  Funeral revenues declined from $28.7 million to $28.3 million because of sales of businesses during the last twelve months and lower preneed commission income

•                  Same store funeral revenues were unchanged at $28.0 million

•                  Same store funeral contracts decreased 2.4 percent from 5,829 to 5,690

•                  Same store average revenue per contract increased 2.5 percent from $4,795 to $4,915

•                  Funeral gross profit declined from $7.1 million to $6.7 million, essentially equal to the decline in revenue

“Generally, our second quarter 2004 funeral results were lower than expected because we believed the improved performance in the first quarter would carry through to this quarter, which did not happen. The decline in our same-store funeral volume of 139 contracts, combined with the increase in the cremation rate had a greater impact than expected,” stated Mr. Payne.

Cremation services represented 31.8 percent of the number of funeral services performed during the second quarter of 2004 compared to 29.1 percent in the second quarter of 2003. The average revenue of the burial contracts increased 6.5% to $6,543 while the average revenue for the cremation contracts was essentially unchanged at $2,404. The change in burial versus cremation mix alone reduced revenues by $0.6 million and earnings per share by $0.02.

Costs and expenses were comparable compared to the prior year quarter though the current year included a charge of $0.3 million for property taxes on certain properties as previously discussed.

On a year-to-date basis, funeral revenues increased 1.1 percent and same-store revenue increased 2.9 percent, comprised of a volume increase of 0.9 percent and an increase in the average per contract of 2.0 percent. Funeral gross margin has increased slightly to 27.0 percent on the strength of higher revenues.

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the second quarter when compared to the same period last year are as follows:

•                  Cemetery revenues increased 8.2 percent, from $9.2 million to $9.9 million

•                  The number of preneed contracts written increased 8.1 percent to 2,423, while the number of preneed contracts that included property rights increased 9.0 percent to 2,211

•                  Average revenue per preneed contract written increased 1.0 percent to $2,465

•                  The number of interments performed decreased 0.6 percent to 2,397

•                  Cemetery gross margin decreased 470 basis points from 27.2 percent to 22.5 percent

“Our focus in the cemetery business continues to be preneed sale of property rights, which creates heritage for the business,” stated Mr. Payne. “I am pleased with our continued progress in the second quarter as we achieved a nice increase in revenues primarily because of high preneed heritage sales as 91 percent of our preneed contracts contained property. While our margin slipped from the prior year and first quarter, I expect that our profitability will improve during the remainder of the year.”

Cemetery revenues were positively impacted by a $0.7 million increase in preneed property sales and the completion of two mausoleums which contributed $0.4 million in revenue compared to the prior year period.  Financial revenues (trust earnings and finance charges on the installment contracts) declined $0.1 million compared to the second quarter of the prior year primarily due to lower earnings on the perpetual care trust funds. Cemetery gross profit and gross margin percentage declined because of higher promotional costs, bad debts, customer discounts, property amortization and property taxes on certain properties as previously discussed.

On a year-to-date basis, cemetery revenues increased 12.5 percent and cemetery gross profit has decreased 2.6 percent for similar reasons that impacted the second quarter results.

Other

General and administrative expenses increased $134,000 compared to the second quarter of 2003 primarily because of professional fees related to compliance with the Sarbanes-Oxley Act of 2002 and higher depreciation charges on computer equipment and software.

Interest expense was approximately the same as in the prior year quarter. While the debt outstanding has decreased by approximately $19.6 million, or 8.4 percent, since the second quarter of 2003, we are not reporting a corresponding decrease in interest expense because the 2003 period benefited from the termination of the interest rate swaps and from interest capitalization, whereas the current year period was negatively impacted by higher loan fees and compound interest on the deferred distributions of the convertible junior subordinated debentures.  However, we do expect substantially lower debt balances to reduce interest expense during the second half of the year.

Included in Other income in the current year quarter are gains totaling $0.9 million related to the sales of assets. Proceeds from the sales totaled approximately $1.1 million, including the assumption of debt. The assets sold consisted of the Company’s interest in two business ventures and two pieces of real estate.

Payoff of Series A Senior Notes

On July 30, 2004, the Company paid the outstanding principal and interest on its Series A Senior Notes, which had an outstanding principal balance of $22 million. As of June 30, 2004, $10.9 million was outstanding on the revolving credit facility. Subsequent to the payoff of the Series A Senior Notes, $32.1 million was outstanding on the revolving credit facility and the Company had additional borrowing capacity of $11.8 million.

One of the key metrics that Carriage and its lenders monitor is the Company’s debt-to-EBITDA ratio, which is a measure of a company’s debt burden relative to earnings available for debt service. For purposes of calculating the ratio, the senior lenders do not include the convertible junior subordinated debentures payable to an affiliated trust as debt. Carriage’s debt-to-EBITDA ratio declined from 3.44 at year end 2003 to 3.20 at June 30, 2004, a 7 percent decrease, demonstrating an improving credit profile. By comparison, the maximum ratio in the loan agreements, which define EBITDA and debt slightly differently, is 3.75 for the Insurance Company Senior Notes and 3.50 for the revolving bank credit facility.

Outlook

For the third quarter of 2004, Carriage expects revenues to range between $35 million and $37 million, EBITDA to range between $7 million and $9 million, and diluted earnings to range between $0.03 to $0.06 per share, excluding any gains or losses from the sales of the three businesses previously discussed. Carriage expects revenues for the full year 2004 to range between $150 million and $154 million, EBITDA to range between $39 million and $41 million, earnings to range between $0.38 and $0.43 per share and free cash flow to range between $14 million and $17 million, all of which exclude impairment charges and gains or losses on sales of businesses. Carriage expects to reduce its senior debt, excluding the amounts payable to the affiliate trust, to within a range of $114 to $118 million at year-end 2004.

Second Quarter Conference Call Information

Carriage Services has scheduled a conference call tomorrow, August 12, 2004 at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2144 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 19, 2004.  To access the replay, dial 303-590-3000 and enter the pass code 11004573.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call.  For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

Carriage Services is the fourth largest publicly traded death care company. As of August 11, 2004, Carriage operates 137 funeral homes and 30 cemeteries in 28 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2003, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.   The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

- Tables to follow -

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	06/30/03	06/30/04	06/30/03	06/30/04

Funeral revenues	$27,971	$27,760	$57,399	$58,640
Funeral costs and expenses	20,953	21,229	41,989	42,779
Funeral gross profit	7,018	6,531	15,410	15,861
Funeral gross margin	25.1%	23.5%	26.8%	27.0%

Cemetery revenues	9,165	9,921	17,517	19,702
Cemetery costs and expenses	6,674	7,688	12,637	14,950
Cemetery gross profit	2,491	2,233	4,880	4,752
Cemetery gross margin	27.2%	22.5%	27.9%	24.1%

Total revenues	37,136	37,681	74,916	78,342
Total costs and expenses	27,627	28,917	54,626	57,729
Total gross profit	9,509	8,764	20,290	20,613
Total gross margin	25.6%	23.3%	27.1%	26.3%

General and administrative expenses	2,411	2,545	4,944	5,228

Operating income	7,098	6,219	15,346	15,385
Operating margin	19.1%	16.5%	20.5%	19.6%

Interest expense	4,408	4,395	9,011	8,776
Other (income) expense	(651)	(891)	(63)	(891)
Total interest and other (income) expense	3,757	3,504	8,948	7,885

Income from continuing operations before income taxes	3,341	2,715	6,398	7,500

Provision for income taxes	1,253	1,018	2,399	2,812

Net income from continuing operations	2,088	1,697	3,999	4,688

Discontinued operations:
Operating income from discontinued operations	87	137	319	235
Gain (loss) on sales and (impairments) of discontinued operations	245	(3,050)	245	(3,050)
Income tax provision (benefit)	124	(758)	211	(721)
Income (loss) from discontinued operations	208	(2,155)	353	(2,094)

Net income (loss)	$2,296	$(458)	$4,352	$2,594

Basic earnings per share:
Continuing operations	$0.12	$0.09	$0.23	$0.27
Discontinued operations	$0.01	$(0.12)	$0.02	$(0.12)
Net income (loss)	$0.13	$(0.03)	$0.25	$0.15

Diluted earnings per share:
Continuing operations	$0.12	$0.09	$0.23	$0.26
Discontinued operations	$0.01	$(0.12)	$0.02	$(0.12)
Net income (loss)	$0.13	$(0.03)	$0.25	$0.14

Weighted average number of common shares outstanding:
Basic	17,411	17,764	17,364	17,710
Diluted	17,788	18,258	17,740	18,199

CARRIAGE SERVICES, INC.

Selected Financial Data

June 30, 2004

(unaudited)

Selected Balance Sheet Data:

	6/30/03	6/30/04

Working Capital (b)	$(555)	$(18,067)
Senior Debt	140,946	121,303
Convertible Junior Subordinated Debentures	93,750	93,750
Deferred Interest on Convertible Junior Subordinated Debentures	—	7,323

Days sales in funeral accounts receivable	24.1	20.8
Debt to total capitalization (a)	42.1	37.7
Debt to EBITDA (rolling twelve months) (a)	3.53	3.20

(a)    -                  Debt does not include the convertible junior subordinated debentures for this calculation.

(b)    -                 Primarily attributable to the classification of the Series A Senior Notes in the current liability section for the 2004 period.

The following table provides a summary of revenues, EBITDA and gross profit for the businesses included in continuing operations and the businesses to be sold for the three months ended June 30, 2004 (in millions):

	Revenue	EBITDA	Gross Profit

Continuing operations	$37.7	$9.3	$8.8
Businesses to be sold	0.5	0.2	0.1
Total	$38.2	$9.5	$8.9

Reconciliation of Non-GAAP Financial Measures:

	Three months ended 6/30/04	Six months ended 6/30/04

Cash provided by operating activities including discontinued operations	$8,829	$14,308
Less capital expenditures including discontinued operations	(1,436)	(2,230)
Free Cash Flow	$7,393	$12,078

Net income from continuing operations before income taxes	$2,715	$7,500
Gains on sales of assets	(891)	(891)
Operating income from discontinued businesses	137	235
Interest expense	4,395	8,776
Depreciation and amortization	3,095	6,166
EBITDA	$9,451	$21,786

CARRIAGE SERVICES, INC.

Selected Financial Data

June 30, 2004

(unaudited)

Reconconciliation of Earnings before Gains and Impairment Charges to Net Income (c)

	Income Before Taxes		Net Income		Diluted Earnings Per Share
For the three months ended June 30:	2004	2003	2004	2003	2004	2003
Income from continuing operations	$2,715	$3,341	$1,697	$2,088	$0.09	$0.12
Gains on sales of businesses and other assets	(891)	(651)	(557)	(407)	(0.03)	(0.02)
Operating income from discontinued operations	137	87	85	55	0.01	0.00
Income, excluding gains on sales of assets and impairment charges	1,961	2,777	1,225	1,736	0.07	0.10
Impairment charges	(3,050)	0	(2,240)	0	(0.12)	0.00
Gains on sales of businesses and other assets	891	896	557	560	0.03	0.03
Net income (loss)	$(198)	$3,673	$(458)	$2,296	($0.03)	$0.13

	Income Before Taxes		Net Income		Diluted Earnings Per Share
For the six months ended June 30:	2004	2003	2004	2003	2004	2003
Income from continuing operations	$7,500	$6,398	$4,688	$3,999	$0.26	$0.23
Gains on sales of businesses and other assets	(891)	(63)	(557)	(39)	(0.03)	0.00
Operating income from discontinued operations	235	319	146	199	0.01	0.01
Income, excluding gains on sales of assets and impairment charges	6,844	6,654	4,277	4,159	0.24	0.24
Impairment charges	(3,050)	0	(2,240)	0	(0.12)	0.00
Gains on sales of businesses and other assets	891	308	557	193	0.03	0.01
Net income (loss)	$4,685	$6,962	$2,594	$4,352	$0.14	$0.25

(c)    -                  Earnings per share are computed independently for each of line item in the three and six months periods presented. Therefore, the sum of the earnings per share may not equal the total for that period due to rounding differences.